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                                                                   EXHIBIT 10.67


September 7, 2005


Mr. David Manyak, Ph.D.
[address]

Dear David,

I am pleased to offer you continued employment with NovaScreen Biosciences Corporation ("NovaScreen") upon the closing of the acquisition of NovaScreen by Caliper Life Sciences, Inc. ("Caliper") (the "Closing"). After the Closing, Caliper agrees that you will continue in your position as President of NovaScreen and that you will be the "Surviving Corporation President" under the terms of and as that term is defined in the Agreement and Plan of Merger entered into by and among NovaScreen, Caliper and Caliper Services, Inc. (the "Merger Agreement"). In addition, subject to approval by Caliper's Board of Directors, you will serve Caliper as Executive Vice President, Drug Discovery Services, reporting directly to me. We look forward to you applying your leadership skills as a member of NovaScreen's and Caliper's Executive Teams. The offer embodied by this offer letter is irrevocable so long as the Merger Agreement remains in effect, but notwithstanding your prior acceptance of this offer letter, the commencement of your employment with Caliper and NovaScreen as the surviving corporation in the merger, and the effectiveness of this letter agreement, is contingent upon the occurrence of the Closing under the Merger Agreement. The offer embodied hereby, and any acceptance on your part , shall in any event be null and void and have no force or effect upon the termination for any reason of the Merger Agreement without the occurrence of a Closing thereunder.

To compensate you for your continued efforts in this position, you will receive a compensation package, including base salary, target bonus and benefits, as set forth in this offer letter.

Your base salary will be $9,916.67 per semi-monthly payroll (equivalent to $238,000 per annum), with a target annual bonus of 45% of your aggregate salary paid during any calendar year. Your actual bonus will be based on Caliper's performance against corporate goals determined by Caliper's Board of Directors and your individual performance, all in accordance with the terms of Caliper's Performance Bonus Plan. Your annual bonus for 2005 will be pro-rated based on the time period from the Closing to the end of the calendar year. Your actual bonus is calculated by multiplying the bonus opportunity times the corporate achievement factor times your individual performance factor. For the 2005 annual bonus, the corporate achievement factor used to determine your bonus shall be one (1) and the individual performance factor will be no less than seven-tenths (.7). However, if the 2005 Milestone (as defined in the Merger Agreement) is achieved, then the aggregate corporate and personal bonus factor for your 2005 annual bonus shall be no less than 1.4. You must be employed with NovaScreen on the date that the bonus is paid in order to be eligible for the bonus. All stated compensation is subject to standard payroll deductions and withholdings.

In addition, I will be recommending to Caliper's Board of Directors that you be granted a Caliper common stock equity award pursuant to Caliper's 1999 Equity Incentive Plan (the "Plan") in the form and amount of (i) an option to purchase 20,000 shares of common stock of Caliper, and (ii) 20,000 restricted stock units of Caliper. Subject to obtaining Caliper's Board's approval, it is our intent that the effective date of these grants will be the date of the Closing, and the exercise price


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per share for the stock option will be the closing sale price of Caliper common stock as reported on Nasdaq (or closing bid, if no sales are reported) on the last trading day prior to the date of the grant. Restricted stock units do not carry an exercise price, but they are subject to the terms and conditions of the governing Plan document and applicable purchase agreement.

Your option(s) will vest over four (4) years, with 25% of the shares vesting one
(1) year from the grant date, and thereafter the shares shall vest at a rate of 1/16th per quarter at the end of each of the remaining 12 quarters. Your restricted stock units will vest over four (4) years, with 25% of the shares vesting one (1) year from the grant date and an additional 25% vesting annually on the next three (3) anniversary dates of the grant. You may want to consult a professional financial advisor regarding any tax implications associated with these grants.

With regard to additional employment benefits, you will continue to receive the benefits available to you as a regular full-time, exempt employee of NovaScreen, provided that Caliper reserves the right to alter or eliminate these benefits in the future as part of its integration of NovaScreen with Caliper, subject, however, to the terms of the Merger Agreement (in which event you would receive the benefits made available to regular full time, exempt employees of Caliper). You will be eligible to participate in Caliper's Employee Stock Purchase Plan as of December 1, 2005. You will also be eligible for additional, discretionary Caliper common stock equity awards pursuant to the Plan. As a member of Caliper's Executive Team, you will be a participant in Caliper's Key Employee Change of Control and Severance Benefit Plan (the "CoC Plan").

In accordance with the Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States. Upon the Closing, you will need to provide us with this proof. If you do not have these documents, please contact Jill Maunder in our Human Resources department at our Hopkinton office immediately.

Your continued employment with NovaScreen is voluntarily entered into and you are free to resign at any time. Similarly, following the consummation of the Closing under the Merger Agreement, NovaScreen is free to conclude its employment relationship with you where NovaScreen believes it is in its interest at any time without cause, subject, however to the provisions of the Merger Agreement regarding the consequences of terminating the employment of the Surviving Corporation President without "Cause" (as defined in the Merger Agreement). While we hope our relationship will be mutually beneficial, it should be recognized that, except to the extent that the offer embodied hereby is irrevocable unless not accepted prior to the consummation of the Closing under the Merger Agreement, or unless the Merger Agreement terminates for any reason prior to the consummation of the Closing thereunder, neither you nor NovaScreen has entered into any contract of employment either expressed or implied. Our relationship following the Closing under the Merger Agreement is and always will be one of voluntary employment "at will," with recognition, however, of the provisions of the Merger Agreement bearing on the consequences of terminating the employment of the Surviving Corporation President without "Cause" (as defined in the Merger Agreement). Anything herein to the contrary notwithstanding, it is the intention of Caliper hereunder to make an irrevocable offer to you on behalf of NovaScreen as the surviving corporation in the Merger for you to become the Surviving Corporation President concurrent with the Closing under the Merger Agreement, and to that end the offer embodied herby will remain irrevocable unless not accepted by you prior to the consummation of the Closing under the Merger Agreement or unless the Merger Agreement terminates for any reason prior to the consummation of the Closing thereunder



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As an employee of NovaScreen, you will have access to confidential information and you may, during the course of your employment, develop information or inventions that will be the property of NovaScreen or Caliper. To protect the interests of Caliper, you will be required to sign Caliper's Employee Proprietary Information and Inventions Agreement as a condition of your continued employment with NovaScreen. A copy of this agreement is enclosed for you to sign and return to me. The other copy of this agreement is for your personal file.

During your employment with NovaScreen and for a period of one (1) year following termination thereof, you will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with, any person, corporation, firm, partnership or other entity whatsoever that competes directly with NovaScreen or Caliper, throughout the United States, in any line of business engaged in (or known to you during the term of your employment to be planned to be engaged in) by NovaScreen or Caliper; provided, however, that you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

Caliper shall have the right to terminate your employment at any time following the Closing under the Merger Agreement (but subject to the terms thereof relative to the Surviving Corporation President) with or without Cause. In the event that your employment is terminated by Caliper without Cause at any time other than within thirteen (13) months following a Change in Control (as defined in the CoC Plan), and (i) you sign a release of claims (relative to only your employment relationship) in favor of Caliper and allow that release to become effective, and (ii) Caliper does not within fifteen (15) days following such termination (or such longer period that you may agree to in your sole discretion) waive its right to enforce your non-competition obligations set forth in the immediately preceding paragraph hereto, then you shall receive the following severance benefits: (i) an amount equivalent to your base salary, payable as salary continuation in accordance with Caliper's ordinarily scheduled payroll (less standard payroll deductions and withholdings), and (ii) reimbursement for health insurance premiums at your then-current rate of coverage, provided you timely elect continued coverage under COBRA, in each case until the earlier of (A) twelve (12) months from the date of termination, or (B) commencement of your full-time employment with another company. In the event that your employment is terminated with Cause, you will not be entitled to any severance pay, pay in lieu of notice or other such compensation or benefits except as provided in this employment offer letter. "Cause" as used herein shall mean (x) conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties, resulting, in either case, in material economic harm to Caliper, unless you believed in good faith that such conduct was in, or not opposed to, the best interest of Caliper, (y) any unjustified refusal to follow reasonable directives by the Board or the CEO, or (z) conviction of a felony crime involving moral turpitude.

You will receive indemnification as a corporate officer of NovaScreen and Caliper to the maximum extent extended to the other officers and directors of NovaScreen and Caliper. You will also be covered by Caliper's directors and officers insurance policies, copies of which we have provided to you.

This written offer constitutes all conditions and agreements made on behalf of Caliper and NovaScreen with respect to your employment, and supersedes any previous verbal commitments by any employee of Caliper or NovaScreen with respect to your employment. Anything herein to the contrary notwithstanding, this written offer does not modify or amend in any manner the Merger Agreement, including the provisions thereof regarding the employment of the Surviving


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Corporation President. Following the Closing under the Merger Agreement, Caliper agrees to cause NovaScreen to perform the obligations of NovaScreen hereunder.

Please acknowledge your acceptance of this offer letter by signing the provided copy of this offer letter and returning it to Jill Maunder as promptly as practicable. The original letter may be returned by mail in the enclosed self-addressed envelope or by confidential fax located in our Human Resources office, 508-497-2685, while retaining the copy of this letter for your records.

Dave, I truly believe we are far along in the process of assembling a world-class team and a broad as well as a deep technology and product portfolio. Your experience and talents are needed and will be a strong addition to our organization. I look forward to working closely with you and to you joining us in building a strong organization and a preeminent global company.


Sincerely,


/s/ E. Kevin Hrusovsky
--------------------------------------
E. Kevin Hrusovsky
President and Chief Executive Officer




Accepted  By: /s/ David Manyak
              ------------------------
              David Manyak, Ph.D.


Date*: _______________________



*Original letter was signed but not dated. Dr. Manyak's employment became effective October 3, 2005.